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                                                                  EXHIBIT (b)(1)

               REVOLVING CREDIT AND TERM LOAN & SECURITY AGREEMENT
                            (ACCOUNTS AND INVENTORY)

         This REVOLVING CREDIT AND TERM LOAN & SECURITY AGREEMENT (ACCOUNTS AND INVENTORY) is entered into as of September 12, 2000 by and between COMERICA BANK-CALIFORNIA ("Bank") and MOTORVAC TECHNOLOGIES, INC., a Delaware corporation ("Borrower").

                                    RECITALS

         A. Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

                                    AGREEMENT

         For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as set forth below.

                                    ARTICLE 1
                          DEFINITIONS AND CONSTRUCTION

         1.1 Definitions. All other terms contained in this Agreement which are not specifically defined herein shall have the meanings provided in the UCC to the extent the same are used therein. All references herein to the singular or plural shall also mean the plural or the singular, respectively. As used herein, the following terms shall have the following meanings:

             "Accounts" means all presently existing and hereafter arising accounts, contract rights, instruments, documents, chattel paper and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

             "Advance" means a loan requested by Borrower and made by Bank under the Revolving Facility or Term Loan or any or all of them as the context may require.

             "Affiliate" means any Person, including any Person who is a director, officer, partner or manager of such Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or a Subsidiary; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any Subsidiary; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

             "Agreement" means this Revolving Credit and Term Loan & Security Agreement, and all exhibits and addendums attached hereto as all of the foregoing may be amended, supplemented, or modified from time to time.


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             "Bank Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with enforcing or defending the Loan Documents (including fees and expenses of appeal), whether or not suit is brought.

             "Base Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "Base Rate," whether or not such announced rate is the lowest rate available from Bank.

             "Base Rate Advance" means any Advance when and to the extent that the interest rate therefor is determined by a reference to the Base Rate.

             "Borrower's Books" means all of Borrower's books and records including ledgers and records indicating, summarizing, or evidencing Borrower's properties or assets or liabilities, all information relating to Borrower's business operations or financial condition, and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

             "Borrowing Base" has the meaning set forth in Section 2.3.

             "Borrowing Base Certificate" means a certificate and assignment schedule duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit B.

             "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

             "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

             "Cash Flow" means for any applicable period of determination, the Net Income (after deduction for income taxes and other taxes of such Person determined by reference to income or profits of such Person) for such period, plus, to the extent deducted in computation of such Net Income, the amount of depreciation and amortization, all as determined in accordance with GAAP.

             "Closing Date" means the date of this Agreement.

             "Collateral" means the property described on Exhibit A attached hereto.

             "Committed Line" means Two Million and 00/100 Dollars ($2,000,000.00).

             "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to
(a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

             "Cost of Funds" means the rate quoted by Bank from time to time as its Cost of Funds, as such rate may change from time to time.


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             "Current Liabilities" means, as of any applicable date, (a) all liabilities of a person that should be classified as current in accordance with GAAP, including without limitation any portion of the principal of the Indebtedness classified as current, plus (b) to the extent not otherwise included, all liabilities of the Borrower to any of its Affiliates whether classified as current in accordance with GAAP.

             "Default Rate" means the default rate of interest set forth in
Section 2.9 or Section 3.3(e), as the context may require.

             "Effective Tangible Net Worth" means net worth as determined in accordance with GAAP consistently applied, increased by Subordinated Debt, if any, and decreased by the following: patents, licenses, goodwill, subscription lists, organization expenses, trade receivables converted to notes, money due from Affiliates (including officers, directors, subsidiaries and commonly held companies).

             "Eligible Accounts" means those Accounts which are due and payable within ninety (90) days from the date of invoice, that arise in the ordinary course of Borrower's business, and that comply with all of Borrower's representations and warranties to Bank set forth in Section 7.6; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following: (a) Accounts which remain uncollected for more than sixty (60) days from invoice due date; (b) Accounts due from an account debtor that has suffered a business failure or the termination of its existence, or as to which a dissolution, insolvency or bankruptcy proceeding has been commenced, any assignment for the benefit of creditors has been made, or a trustee, receiver or conservator has been appointed for all or any part of the assets of such account debtor; (c) Accounts due from an account debtor who is an Affiliate of Borrower or affiliated with Borrower in any manner, including, without limitation, as stockholder, owner, officer, director, agent or employee;
(d) Accounts with respect to which payment is or may be conditional; (e) Accounts with respect to which the account debtor is not a resident or citizen of, located in, or subject to service of process in, the United States, unless such Accounts are (i) covered by credit insurance in form and amount, and by an insurer, satisfactory to Bank, (ii) supported by one or more letters of credit that are assignable by their terms and have been delivered to Bank in an amount, of a tenor, and issued by a financial institution, acceptable to Bank; or (iii) that Bank approves on a case by case basis; (f) Accounts due from the United States of America, including, without limitation, any instrumentality, division, agency, body or department thereof, except Eligible Government Accounts; (g) Accounts commonly known as "bill and hold" or a similar arrangement; (h) Accounts due from an account debtor as to which twenty five percent (25%) percent or more of the aggregate dollar amount of all outstanding Accounts owing from such account debtor remain uncollected for more than ninety (90) days from invoice date; (i) that portion of Accounts due from an account debtor which is in excess of twenty five percent (25%) percent of Borrower's aggregate dollar amount of all outstanding Eligible Accounts, provided, however up to sixty five percent (65%) of Borrower's aggregate dollar amount of all outstanding Eligible Accounts may be due from Snap-On Incorporated, a Delaware corporation, and up to thirty five percent (35%) of Borrower's aggregate dollar amount of all outstanding Eligible Accounts may be due from White Industries, a California corporation; (j) Accounts as to which Borrower is or may become liable to the account debtor for any reason; (k) Accounts which are not free of all liens, encumbrances, charges, rights and interest of any kind, except in favor of Bank;
(l) Accounts which are supported or represented by a promissory note, post-dated check or letter of credit unless such instrument is actually delivered to Bank;
(m) Accounts that are payable in other than United States Dollars; and (n) Accounts which are unsuitable as collateral, as determined by Bank in the exercise of its reasonable sole discretion.

             "Eligible Government Accounts" means Accounts with respect to which: (a) the account debtor is the United States of America or any political subdivision, department, agency or instrumentality thereof; (b) such Accounts are due within sixty (60) days of the invoice date, and (c) Borrower complies with the Federal Assignment of Claims Act of 1940 31 U.S.C. ss.3727 and the regulations thereunder.

             "Eligible Finished Goods Inventory" means finished goods Inventory of Borrower held for sale or lease in the ordinary course of Borrower's business which is: (a) Inventory in which Bank has a first, priority, perfected security interest; (b) not subject to a security interest, lien or other encumbrance in favor of any other Person; (c) of good and merchantable quality free from defects; (d) owned and in the lawful possession of Borrower; and (e) otherwise acceptable to Bank in its reasonable sole discretion.


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             "Eligible Raw Materials Inventory" means raw materials Inventory of
Borrower held for sale or lease in the ordinary course of Borrower's business which is: (a) Inventory in which Bank has a first, priority, perfected security interest; (b) not subject to a security interest, lien or other encumbrance in favor of any other Person; (c) of good and merchantable quality free from defects; (d) owned and in the lawful possession of Borrower; and (e) otherwise acceptable to Bank in its reasonable sole discretion.

             "Environmental Laws" means all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals, or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

             "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

             "Event of Default" has the meaning set forth in Article 11 hereof.

             "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis over the time period in question as to classification of items and amounts.

             "Indebtedness" means (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under Capital Leases; (e) current liabilities in respect of unfunded vested benefits under plans covered by ERISA; (f) obligations under letters of credit; (g) obligations under acceptance facilities; (h) all guaranties, endorsements and other Contingent Obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (i) obligations secured by any Liens, whether or not the obligations have been assumed.

             "Initial Funding Date" means the date that amounts are first advanced by Bank under the Revolving Facility.

             "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

             "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

             "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

             "Letters of Credit" means any commercial or standby letters of credit issued by Bank at the request of or for the account of Borrower pursuant to Section 2.4.


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             "Letter of Credit Obligations" shall mean at any date of
determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date; and (c) the aggregate amount of reimbursement obligations which have not been reimbursed by Borrower as of such date.

             "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

                                      Base LIBOR
             LIBOR =      -------------------------------
                          100% - LIBOR Reserve Percentage

                  (a) "Base LIBOR" means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such LIBOR Period.

                  (b) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

                  (c) "LIBOR Business Day" means a Business Day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.

                  (d) "LIBOR Period" means a period commencing on a Business Day, and continuing for, in every case, either thirty (30), sixty (60), ninety
(90) or one hundred eighty (180) days, as designated by Borrower, during which all or a portion of the outstanding principal balance of the Advances bears interest determined in relation to LIBOR, provided that: (a) if any LIBOR Period would end on a day that is not a Business Day, then such LIBOR Period shall be extended to the next succeeding Business Day; and (b) no LIBOR Period shall extend beyond the Revolving Facility Termination Date.

             "LIBOR Advance" means any Advance when and to the extent that the interest rate therefor is determined by a reference to LIBOR.

             "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

             "Loan Documents" means, collectively, this Agreement and any other agreement or instrument entered into between Borrower and Bank or executed by Borrower or any guarantors and delivered to Bank in connection with this Agreement, all as amended from time to time including, without limitation, any note or notes executed by Borrower.

             "Lockbox Account" has the meaning set forth in Section 4.1.

             "Material Adverse Change" means any material adverse change in the business, assets, liabilities, financial condition or results of operations of Borrower.

             "Material Adverse Effect" means a material adverse effect on (a) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.


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             "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

             "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof; and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

             "Net Income" as used in this Agreement means the net income (or loss) of a Person for any period determined in accordance with GAAP but excluding in any event: (a) any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and (b) in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

             "Obligations" means all present and future obligations owing by Borrower to Bank whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any Insolvency Proceeding in which Borrower is a debtor, including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations; and all principal, interest, fees, Bank Expenses fees and accountants' fees chargeable to Borrower or incurred by Bank in connection with this Agreement and/or the transaction(s) related thereto.

             "Outstanding Shares" means approximately 1,592,482 publicly traded shares of Borrower's capital stock.

             "Permitted Indebtedness" means: (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and disclosed in Schedule 10.2 but no voluntary prepayments, renewals, extensions, or refinancing thereof; (c) Subordinated Debt; (d) accounts payable to trade creditors for goods or services incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings; and (e) Indebtedness of Borrower secured by purchase-money Liens permitted hereunder.

             "Permitted Investment" means: (a) Investments existing on the Closing Date disclosed in Schedule 10.7; (b) direct obligations of the United States or any agency thereof with maturities of one (1) year or less from the date of acquisition; (c) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (d) certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than One Hundred Million and 00/100 Dollars ($100,000,000) and not subject to setoff rights in favor of such bank; (e) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to Borrower or any Subsidiary; and (f) any prepayments or advances to Borrower's vendors, in the ordinary course of Borrower's business, in an aggregate amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) at any one time.

             "Permitted Liens" means the following: (a) any Liens existing on the Closing Date and disclosed in Schedule 10.1 or arising under this Agreement or the other Loan Documents; (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests; (c) Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; (d) Liens incurred in connection with the extension,


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renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

             "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

             "Regulatory Development" means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

             "Responsible Officer" means any two of the following: the President, Chief Financial Officer, Senior Vice President of Sales, or the Senior Vice President of Operations of Borrower.

             "Reinvestment Rates" mean the per annum rates of interest equal to one half of one percent (0.5%) above the rates of interest reasonably determined by Bank to be in effect not more than seven (7) days prior to the Prepayment Date in the secondary market for United States Treasury Obligations in amounts and with maturities which correspond (as closely as possible) to the LIBOR Advance being prepaid.

             "Revolving Facility" means the facility under which Borrower may request Bank to issue cash advances, as specified in Section 2.1 hereof.

             "Revolving Facility Termination Date" means the earlier of (a) acceleration of the Obligations for any reason under the terms of this Agreement; or (b) August 1, 2001.

             "Revolving Note" has the meaning set forth in Section 2.2.

             "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

             "Subsidiary" means as to the Borrower, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower.

             "Term Loan" has the meaning set forth in Section 3.1.

             "Term Loan Commitment" means Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00).

             "Term Loan Commitment Fee" means an amount equal to Ten Thousand and 00/100 Dollars ($10,000.00). Said sum is in addition to and not in lieu of interest payable hereunder, and shall be payable as of the Term Loan Funding Date.

             "Term Loan Funding Date" means the date that funds are first advanced under the Term Loan.

             "Term Loan Maturity Date" means the first to occur of the following: (a) acceleration of the Obligations for any reason under the terms of this Agreement; or (b) the date thirty-six (36) months from the Term Loan Funding Date.

             "Term Note" has the meaning set forth in Section 3.1.


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

             "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of a Person, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

             "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of California.

             "Value" means, as determined by Bank in good faith, with respect to Inventory, the lower of (a) cost computed on a first in first out basis in accordance with GAAP, or (b) market value.

         1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto.

         1.3 Incorporation by Reference. The foregoing recitals and the Loan Documents are incorporated herein by this reference as though set forth in full herein.

                                    ARTICLE 2
                               REVOLVING FACILITY

         2.1 Revolving Facility. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower (pursuant to Section
2.1 hereof) and issue Letters of Credit (pursuant to Section 2.4 hereof) under a revolving line of credit (the "Revolving Facility") from time to time in amounts requested by Borrower up to an aggregate outstanding principal amount equal to the lesser of: (a) the Committed Line minus the Letter of Credit Obligations; or
(b) the Borrowing Base minus the Letter of Credit Obligations. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this
Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement, provided that each LIBOR Advance shall be in an amount not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00).

         2.2 Note. All Advances made by Bank under Section 2.1 shall be evidenced by a single promissory note of the Borrower ("Revolving Note").

         2.3 Borrowing Base. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to the sum of:

             (a) Eighty percent (80%) of the Net Amount of Eligible Accounts;
plus

             (b) forty percent (40%) of the Value of Eligible Finished Goods Inventory; plus twenty five percent (25%) of the Value of Eligible Raw Materials Inventory. Notwithstanding anything to the contrary contained herein, advances made under this subsection 2.3(b) shall not exceed Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00).

         2.4 Letters of Credit.

             (a) Issuance. Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Bank agrees from time to time during the term of this Agreement to issue Letters of Credit for the account of Borrower containing terms and conditions acceptable to Bank, provided however that no Letter of Credit shall have an expiration date beyond the earlier of (i) thirty (30) days from the issuance date; or (ii) the Revolving Facility Termination Date. Each draft paid by Bank under a Letter of Credit shall be deemed an Advance under the Revolving Facility and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such Advances; provided however, that if the Revolving Facility is not available, for any reason whatsoever, at the time any draft is paid by Bank, or if Advances are not available under the Revolving Facility at such time due to any limitation on borrowings set forth herein, then the full amount of such draft shall be immediately due and payable, together with interest thereon, from


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
the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to Advances. In such event, Borrower agrees that Bank, at Bank's sole discretion, may debit Borrower's deposit account with Bank for the amount of any such draft.

             (b) Letter of Credit Sublimit. No Letters of Credit shall be issued unless, on the date of the proposed issuance of any Letter of Credit, the Advances available to Borrower under the Revolving Facility are equal to one hundred percent (100%) of the face amount of such Letters of Credit. Except in Bank's discretion, the amount of all Letter of Credit Obligations shall not at any time exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

             (c) Letter of Credit Agreement. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement").

             (d) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance or amendment of each Letter of Credit and upon the payment by Bank of each draft under any Letter of Credit determined in accordance with Bank's standard fees and charges in effect at the time any Letter of Credit is issued or amended or any draft is paid.

         2.5 Unused Line Fee. Borrower agrees to pay to Bank an unused line fee (the "Unused Line Fee") on the average daily unused portion of the Revolving Facility from the date of this Agreement until the Revolving Facility Termination Date at the rate of one quarter of one percent (0.25%) per annum, payable on the first (1st) day of each quarter during the term of the Revolving Facility, commencing the beginning of the next quarter after the date hereof.

         2.6 Documentation Fee. Borrower shall pay Bank a documentation fee of Three Hundred Fifty and 00/100 Dollars ($350.00) payable upon the execution of this Agreement.

         2.7 Interest. Borrower shall pay interest to Bank on the outstanding and unpaid principal balance of the Advances made under the Revolving Facility at a rate per annum as follows:

             (a) For a Base Rate Advance at a floating rate per annum equal to the Base Rate minus one quarter of one percent (0.25%); and

             (b) For a LIBOR Advance at a fixed rate per annum equal to LIBOR plus two and one-half percent (2.50%).

         2.8 Adjusted Rate. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective.

         2.9 Default Rate. From and after the Revolving Facility Termination Date, Advances under the Revolving Facility shall bear interest at a rate equal to five percentage points (5%) more than the interest rate that would have been applicable hereunder. Anything herein to the contrary notwithstanding, interest at the default rate shall be due and payable on demand but shall accrue from the Revolving Facility Termination Date until all Advances are paid in full.

         2.10 Payment of Interest on LIBOR Advances. Interest on each LIBOR Advance shall be payable on the last day of the LIBOR Period applicable thereto. Interest on such LIBOR Advance shall be computed on the basis of a three hundred and sixty (360)-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

         2.11 Selection/Conversion of Interest Rate Options. At the time each Advance is requested under this Agreement and/or Borrower wishes to select LIBOR for all or a portion of the outstanding principal balance of the Advances, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) if LIBOR is selected, the length of the applicable LIBOR Period. Any such notice may be given by telephone so long as, with respect to each LIBOR Advance selected by

Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) LIBOR Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the LIBOR Period. For each LIBOR Advance requested hereunder, Bank will quote the applicable fixed LIBOR rate to Borrower at approximately 10:00 a.m., California time, on the first day of the LIBOR Period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination by Bank; provided however, that if Borrower fails to accept any such quotation as given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Advance to be selected on such day. If no specific designation of interest is made at the time any Advance is requested under this Agreement or at the end of any LIBOR Period, Borrower shall be deemed to have selected a Base Rate Advance for such advance or the principal amount to which such LIBOR Period applied. At any time LIBOR is in effect, Borrower may, at the end of the applicable LIBOR Period, convert to the Base Rate. At any time Base Rate is in effect, Borrower may convert to the LIBOR Period designated by Borrower.

         2.12 Repayment Terms.

              (a) Interest Only. Interest only shall be due and payable on the unpaid principal balance of the Revolving Facility, without claim, notice, presentment or demand, in consecutive monthly installments on the first (1st) day of each month commencing on the first (1st) day of the first (1st) full calendar month following the Initial Funding Date and continuing thereafter until the Obligations are paid in full.

         2.13 Application of Payments. Each payment received by Bank shall be credited as of its due date, without regard to its date of receipt by Bank, first to interest accrued and unpaid as of such due date and the remainder to principal, and interest shall cease upon the principal so credited. All interest calculations shall be on a basis of a three hundred and sixty (360)-day year for the actual number of days elapsed. Daily interest shall consist of the product of the outstanding principal balance of the Revolving Facility times the annual interest rate then in effect divided by 360, then multiplied by the number of days for which the daily interest calculation is made. Interest paid for any partial month shall be prorated based on a thirty (30)-day month and the actual number of day elapsed. Interest shall be compounded monthly.

         2.14 Method of Payment. Borrower shall make each payment under this Agreement when due in lawful money of the United States to the Bank at its address set forth herein, or at such other location as directed by Bank in writing, in immediately available funds. Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under this Agreement, to charge from time to time against any deposit account of Borrower with Bank any amount so due. Whenever any payment to be made under this Agreement shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and the Unused Line Fee, as the case may be, except, in the case of a LIBOR Advance, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

         2.15 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

         2.16 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Bank is greater than the lesser of: (a) the Committed Line minus the Letter of Credit Obligations; or (b) the Borrowing Base minus the Letter of Credit Obligations, then Borrower shall immediately pay to Bank, in cash, the amount the Obligations exceed such amount.

         2.17 Termination of Revolving Facility. The Revolving Facility shall terminate on the Revolving Facility Termination Date, at which time all unpaid principal, all unpaid and accrued interest, and all other amounts due under the Revolving Facility shall be immediately due and payable.

         2.18 Statements. With respect to each Advance, Bank is hereby authorized to note the date, principal amount, and interest rate applicable thereto, and any payments made thereon, on its books and records (either manually or by electronic entry), which notations shall be conclusive evidence of the information noted in the absence of manifest error. A failure by Bank to record any such information shall not impair the Borrower's liability to make payment when due. Bank shall render to Borrower each month a statement setting forth the balance in Borrower's loan account maintained by Bank for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Bank but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Bank receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Bank. Until such time as Bank shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account shall be presumptive evidence of the amounts due and owing to Bank by Borrower.

         2.19 Hold Harmless and Indemnification. Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (a) any payment of a LIBOR Advance prior to the last day of the LIBOR Period for such LIBOR Advance for any reason, including termination of this Agreement; (b) any termination of a LIBOR Period in accordance with this Agreement; or (c) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Advance after having given notice to Bank that it had selected such LIBOR Advance.

         2.20 Funding Losses. The indemnification and hold harmless provisions set forth in Section 2.19 shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of LIBOR and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the LIBOR Period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Agreement and the payment of the Obligations.

         2.21 Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of LIBOR. If any Regulatory Development or other circumstance relating to the interbank Euro-dollar markets shall, at any time, in Bank's reasonable determination, make it unlawful or impractical for Bank to fund or maintain any LIBOR Advance during any LIBOR Period, or to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and: (a) in the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and (b) no LIBOR Period may be designated thereafter until Bank determines that such would be practical.

         2.22 Additional Costs. Borrower shall pay to Bank from time to time, upon Bank's request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank resulting from Regulatory Developments having made or maintained a LIBOR Advance or to Bank's obligation to make a LIBOR Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Advance or such receivable (being herein called "Additional Costs"), resulting from any Regulatory Developments, which (a) change the basis of taxation of any amounts payable to Bank hereunder with respect to net income of Bank for any LIBOR Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Advance; (b) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Advance or any deposits referred to in the definition of LIBOR); or (c) impose any other condition affecting this Agreement (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

         2.23 Prepayment. Bank does not have to accept any prepayment of any LIBOR Advance except as described below or as required under applicable law. Borrower may prepay a Base Rate Advance at any time without paying any Prepayment Amount, as defined below. Borrower may prepay a LIBOR Advance at any time, as long as Bank is provided written notice of the prepayment at least five
(5) Business Days prior to the date of prepayment (the "Prepayment Date"). The notice of prepayment shall contain the following information: (a) the Prepayment Date; and (b) the amount of principal to be prepaid. On the Prepayment Date, Borrower shall pay to Bank, in addition to the other amounts then due, the Prepayment Amount described below. Bank, in its sole discretion, may accept any prepayment of principal even if not required to do so under this Agreement and may deduct from the amount to be applied against the LIBOR Advance the other amounts required as part of the Prepayment Amount.

              (a) The Prepaid Principal Amount (as defined below) will be applied to the LIBOR Advance as Bank shall determine in its sole discretion.

              (b) If Bank exercises its right to accelerate the payment of the Obligations prior to maturity based upon an Event of Default, Borrower shall pay to Bank, in addition to the other amounts then due, on the date specified by Bank as the Prepayment Date, the Prepayment Amount.

              (c) Bank's determination of the Prepayment Amount shall be conclusive in the absence of obvious error or fraud. If requested in writing by Borrower, Bank shall provide Borrower a written statement specifying the Prepayment Amount.

              (d) The following (the "Prepayment Amount") shall be due and payable in full on the Prepayment Date: (a) if the face amount of the LIBOR Advance exceeds Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) then the Prepayment Amount is the sum of: (i) the amount of the principal balance of the LIBOR Advance which Borrower has elected to prepay or which Bank has required Borrower to prepay because of acceleration, as the case may be (the "Prepaid Principal Amount"); (ii) interest accruing on the Prepaid Principal Amount up to, but not including, the Prepayment Date; (iii) Five Hundred and 00/100 Dollars ($500.00); plus (iv) the present value, discounted at the Reinvestment Rates of the positive amount by which (x) the interest Bank would have earned had the Prepaid Principal Amount not been paid prior to the end of the LIBOR Period at the applicable interest rate exceeds (y) the interest Bank would earn by reinvesting the Prepaid Principal Amount at the Reinvestment Rates; or (b) if the principal amount of the LIBOR Advance being prepaid is Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) or less, then the Prepayment Amount is the sum of: (i) the amount of the LIBOR Advance which Borrower has elected to prepay or the LIBOR Advance which Bank has required Borrower to prepay because of acceleration, as the case may be (the "Prepaid Principal Amount"); (ii) interest accruing on the Prepaid Principal Amount up to, but not including, the Prepayment Date; plus (iii) an amount equal to two percent (2%) of the Prepaid Principal Amount.

              2.24 PREPAYMENT AMOUNT. BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT:
(A) THERE IS NO RIGHT TO PREPAY THE LIBOR ADVANCE IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT, EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW;
(B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF THE OBLIGATIONS, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVE(S) ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR ADVANCE IN RELIANCE ON THESE AGREEMENTS.


------------------
Borrower's Initials

         2.25 Use of Proceeds. The proceeds of the Advances hereunder shall be used by Borrower for working capital and the purchase of the Outstanding Shares pursuant to the tender offer.. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or in inconsistent with, Regulation X of such Board of Governors.

                                    ARTICLE 3
                                    TERM LOAN

         3.1 Term Loan. Subject to and upon the terms and conditions of this Agreement, Bank agrees on the terms and conditions hereinafter set forth, to make a loan (the "Term Loan") to Borrower on the date of this Agreement in a principal amount equal to the lesser of (a) the Term Loan Commitment; or (b) the amount necessary to repurchase the Outstanding Shares. Borrower may not reborrow any amounts repaid under this Section 3.1. The Borrower's obligation to repay the Term Loan shall be evidenced by its promissory note (the "Term Note").

         3.2 Term Loan Fee. Borrower shall pay to Lender the Term Loan Commitment Fee.

         3.3 Interest. Borrower shall have the following options regarding the interest rate to be paid by Borrower on the Term Loan:

             (a) Base Rate Option. A floating rate per annum equal to the Base Rate (the "Base Rate Option"); or

             (b) Cost of Funds Option. A fixed rate per annum equal to the Cost of Funds plus two and one-half percent (2.50%) (the "Cost of Funds Option").

             (c) Notice of Interest Rate. Borrower shall give Bank at least three (3) Business Days notice before the Term Loan Funding Date on whether Borrower selects the Base Rate Option or Cost of Funds Option for the Term Loan.

             (d) Adjusted Rate. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective.

             (e) Default Rate. From and after the Term Loan Maturity Date, the Term Loan shall bear interest at a rate equal to five percentage points (5%) more than the interest rate that would have been applicable hereunder. Anything herein to the contrary notwithstanding, interest at the default rate shall be due and payable on demand but shall accrue from the Term Loan Maturity Date until all Advances are paid in full.

         3.4 Repayment Terms. Principal and interest on the Term Loan shall be due and payable without claim, notice, presentment or demand, in monthly installments, on the first (1st) day of each month commencing on the first (1st) day of the first (1st) full calender month following the Term Loan Funding Date, and on the first (1st) day of each succeeding calendar month thereafter until the Term Loan Maturity Date in an amount that would provide for the complete amortization of the then unpaid principal balance over a period of thirty-six
(36) months.

         3.5 Payment Adjustments. The amount of each monthly installment of principal and interest shall be adjusted in connection with adjustments of the applicable interest rate. Upon making each such adjustment, Bank shall recalculate the monthly installments due, and the adjusted monthly installments shall be equal to the monthly installments of principal and interest that would provide for the complete amortization of all principal outstanding as of the adjustment date over a period of thirty-six (36) calendar months, less the number of full calendar months which have elapsed since the Term Loan Funding Date, which amortization shall reflect interest at the then applicable rate as well as any additional principal.

         3.6 Termination of Term Loan. The Term Loan shall terminate on the Term Loan Maturity Date, at which time all unpaid principal, all unpaid and accrued interest, and all other amounts due under the Term Loan shall be immediately due and payable.

         3.7 Use of Proceeds. The proceeds of the Term Loan hereunder shall be used by Borrower to purchase the Outstanding Shares. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or in inconsistent with, Regulation X of such Board of Governors.

                                    ARTICLE 4
                       LOCK BOX ACCOUNT; ADDITIONAL COSTS

         4.1 Lockbox Account. Upon request by Bank, Borrower shall, at Borrower's expense and in the manner requested by Bank, direct that remittances and all other collections and proceeds of Accounts and other Collateral be deposited into a non-interest bearing lock box account maintained in Bank's name ("Lockbox Account"). In connection therewith, Borrower shall execute such lockbox agreement as Bank shall require. Borrower shall maintain the Lockbox Account with Bank, and Borrower hereby grants to Bank a security interest in the Lockbox Account over which Borrower shall have no control and into which the proceeds of all Collateral shall be deposited immediately upon their receipt

              (a) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Bank, receive, as the property of Bank, any monies, checks, notes, drafts, or any other payment relating to and/or proceeds of accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Lockbox Account, or remit the same or cause the same to be remitted, in kind, to Bank. In no event shall the same be commingled with Borrower's own funds.

              (b) Borrower authorizes Bank to accept, indorse and deposit on behalf of Borrower any checks tendered by an account debtor "in full payment" of its obligation to Borrower. Borrower shall not assert against Bank any claim arising therefrom, irrespective of whether such action by Bank effects an accord and satisfaction of Borrower's claims, under ss.3-311 of the UCC, or otherwise.

         4.2 Collateral Control Account. Bank may, on occasion, agree to permit Borrower to maintain a deposit account in addition to the Lockbox Account, provided Bank (a) has been notified thereof by Borrower and Bank has given written notice of Bank's security interest therein to the financial institution where such account is located; and (b) such account is a blocked account to which only Bank may have access.

         4.3 Financial Examination and Appraisal Fees. Borrower shall pay Bank's customary fees and out-of-pocket expenses for Bank's audits of Borrower's Accounts, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Bank or its agents.

         4.4 Bank Expenses. Borrower shall pay all Bank Expenses as and when they become due.

         4.5 Limitation on Expenses. Notwithstanding Section 4.4, Borrower shall pay upon the date hereof, all fees and expenses, including reasonable attorneys' fees and expenses, incurred by Bank in the preparation of the Loan Documents and the consummation of the transactions contemplated herein, provided however that if such fees and expenses, and all such future expenses, not including the fees and expenses set forth in Section 4.3, are greater than Ten Thousand and 00/100 Dollars ($10,000.00), Bank shall obtain the prior written consent of Borrower prior to incurring such fees.

         4.6 Additional Costs. In case any change in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law), in each case after the date of this Agreement: (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof); (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or (c) imposes upon Bank any other condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail.

                                    ARTICLE 5
                               CONDITIONS OF LOANS

         5.1 Conditions Precedent to Initial Advance. The obligation of Bank to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

             (a) this Agreement and the documents referenced herein and/or provided by Bank to Borrower and/or any other party for execution herewith, all duly executed;

             (b) a certificate of the secretary of Borrower with respect to incumbency and corporate authorization for the execution and delivery of the Loan Documents;

             (c) a satisfactory audit of Borrower's Accounts and Inventory;

             (d) evidence of the filing by Borrower of a Form 15 to de-register its common stock pursuant to the United States securities laws and the regulations promulgated by the United State Securities and Exchange Commission;

             (e) a satisfactory review of Borrower's trade and customer references;

             (f) the establishment of Borrower's primary deposit accounts and cash management services with Bank;

             (g) subject to Section 4.5, payment by Borrower of Bank's attorneys' fees and costs incurred in the preparation of the Loan Documents; and

             (h) such other and further documents, and completion of such other and further matters, as Bank may reasonably deem necessary or appropriate.

         5.2 Conditions Precedent to Disbursement of All Loans. The obligation of Bank to make any Advance under this Agreement, including the initial Advance hereunder, shall be further subject to the satisfaction of each of the following conditions precedent on or before any disbursement under such Advance:

             (a) Representations and Warranties. Each of the representations and warranties of Borrower, and any other Person who is a party to any of the Loan Documents, under this Agreement and any of the other Loan Documents shall be true and correct in all material respects.

             (b) No Default or Material Adverse Change. No Default or Event of Default shall have occurred and be continuing; there shall have been no Material Adverse Change in the condition (financial or otherwise), properties, business, or operations of Borrower, any of its Subsidiaries, or any guarantor since the date of the most recent financial statements delivered to Bank in accordance with the terms of this Agreement; and no provision of law, any order of any court or other agency of government, or any regulation, rule or interpretation thereof, shall reasonably be expected to have had any Material Adverse Effect on the validity or enforceability of this Agreement, or any other Loan Documents.

                                    ARTICLE 6
                          CREATION OF SECURITY INTEREST

         6.1 Grant of Security Interest. In order to secure prompt repayment of any and all Obligations, and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents, Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Except as set forth in Schedule 10.1, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

             (a) Cash Collateral. As additional Collateral, Borrower shall deposit with Bank in Money Market Accounts No. _______, (the "Money Market Account") cash (the "Pledged Cash") in an amount (the "Collateral Shortfall") equal to fifty percent (50%) of the sum of (i) the unpaid principal balance of the Revolving Facility, plus (ii) the unpaid principal balance of the Term Loan, minus (iii) the liquidation value of the Collateral. On a monthly basis, Bank shall calculate the amount of the Collateral Shortfall, and as the amount of the Collateral Shortfall is reduced, Pledged Cash of fifty cents (50(cent)) for every dollar reduction of the Collateral Shortfall shall be released and made available to Borrower. If the amount of the Collateral Shortfall exceeds the amount of Pledged Cash deposited with Bank, then Borrower shall immediately deposit with Bank cash in an amount equal to such difference. Borrower hereby grants Bank a security interest in the Money Market Account.

         6.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

         6.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral, at least on a semi-annual basis during the term of this Agreement, and upon an Event of Default as frequent as Bank may determine in its reasonable discretion

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants as follows:

         7.1 Incorporation, Good Standing, and Due Qualification. Borrower and each Subsidiary is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

         7.2 Corporate Power and Authority. The execution, delivery, and performance by Borrower of the Loan Documents to which it is a party has been duly authorized by all necessary corporate action and does not and will not (a) require any consent or approval of the stockholders of such corporation; (b) contravene Borrower's charter or bylaws; (c) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower; and (f) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

         7.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

         7.4 Ownership and Liens. Borrower and each Subsidiary have title to, or valid leasehold interests in, all of their properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 7.15 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except for Permitted Liens.

         7.5 Other Agreements. Neither Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter or corporate restriction which could have a Material Adverse Effect on the business, properties, assets, operations, or conditions, financial or otherwise, of Borrower or any Subsidiary, or the ability of Borrower to carry out its obligations under the Loan Documents to which it is a party. Neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

         7.6 Bona Fide Eligible Accounts. The Eligible Accounts at the time of its assignment to Bank (a) will be owned solely by Borrower; (b) will be for a liquidated amount maturing as stated in Borrower's Books; (c) will be a bona fide existing obligation created by the final sale and delivery of goods or the rendition of services to account debtors by Borrower in the ordinary course of its business; and (d) will not be subject to any known deduction, offset, counterclaim, return privilege, or other condition, except as reflected on Borrower's Books.

         7.7 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

         7.8 Office and Records of Borrower. Borrower's chief executive office is located at the address set forth in Article 13. Borrower maintains all of its records with respect to its Accounts at that address. Borrower has not at any time within the past four (4) months maintained its chief executive office or its records with respect to its Accounts at any other location and shall not do so hereafter except with the prior written consent of Bank.

         7.9 Invoices. Borrower shall not redate any invoices or reissue new invoices in full or partial satisfaction of old invoices.

         7.10 Account Debtors. Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any account debtor at the time the Account from such account debtor is created; and in accordance with prudent credit policies, the account debtor will be able timely to discharge all of its indebtedness to Borrower. Allowances, if any, as between Borrower and its customers will be on the same basis and in accordance with the usual customary practices of Borrower as they exist on the date of this Agreement.

         7.11 Inventory Locations. Schedule 7.11 is a true and correct listing showing all places where Inventory is located, including, without limitation, facilities leased and operated by Borrower and locations neither owned nor leased by Borrower, and showing all such places where Inventory of Borrower has been located in the past four (4) months. No Inventory will be removed from locations set forth in Schedule 7.11 except for the purpose of sale in the ordinary course of Borrower's business. No Inventory will be stored in locations other than those set forth in Schedule 7.11 except with the prior written consent of Bank. Inventory may be moved from one location set forth in Schedule
7.11 to another location set forth in Schedule 7.11 in the ordinary course of Borrower's business.

         7.12 Warehouses and Landlords. Inventory is not now and shall not at any time hereafter be stored with a bailee, warehouse, or similar party without Bank's prior written consent. If any Inventory is so stored, Borrower will, concurrent with storing such Inventory, cause any such bailee, warehouse, or similar party to issue and deliver to Bank, in a form acceptable to Bank, warehouse receipts in Bank's name evidencing the storage of the Inventory. All such warehouse receipts do and will evidence ownership of the Inventory stored by the issuers thereof, and the holder thereof is and will continue to be the owner of good and marketable title of same, free and clear of any Liens or encumbrances. All such warehouse receipts are and will be genuine, valid, and enforceable by the holder thereof in accordance with their terms, and all statements thereon are and will be true and accurate in all respects.

         7.13 Subsidiaries and Ownership of Stock. Set forth in Schedule 7.13, is a complete and accurate list of the Subsidiaries of Borrower, showing the jurisdiction of incorporation of each and showing the percentage of Borrower's ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each such Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by Borrower free and clear of all Liens.

         7.14 Litigation. Except as set forth in Schedule 7.14, if any, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect on Borrower. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

         7.15 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that have been delivered to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a Material Adverse Change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank. There are no liabilities of Borrower or any Subsidiary, fixed or contingent, which are material but are not reflected in the foregoing financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the date of such financial statements. No information, exhibit, or report furnished by Borrower to Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact necessary to make the statement contained therein not materially misleading.

         7.16 Solvency. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

         7.17 Operation of Business. Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and the Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

         7.18 Regulatory Compliance. Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's, failure to comply with ERISA that is reasonably likely to result in Borrower incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act, and has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

         7.19 Environmental Condition. To the best of Borrower's knowledge, none of Borrower's or any Subsidiary's properties or assets have ever been used by such parties or, to the best of such parties knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of such parties knowledge, none of their properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by such parties; and such parties have not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by such parties resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

         7.20 Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

         7.21 Investments. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

         7.22 Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's respective business as currently conducted.

         7.23 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

                                    ARTICLE 8
                              AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

         8.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

         8.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

         8.3 Financial Statements. Borrower shall deliver to Bank:

             (a) Quarterly Financial Statements. As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of Borrower, consolidated balance sheets of Borrower and its Subsidiaries as of the end of such month, a statement of income for the period commencing at the end of the previous fiscal year and ending with the end of such month, and statement of cash flows for the portion of the fiscal year ended with the last day of such month, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and such financial statements shall be certified by a Responsible Officer.

             (b) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of income and retained earnings of Borrower and its Subsidiaries for such fiscal year, and consolidated statements of cash flows of Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding dates and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an unqualified opinion thereon by independent accountants selected by Borrower and acceptable to Bank.

         8.4 Accountant's Report. Simultaneously with the delivery of the annual financial statements referred to in Section 8.3(b), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

         8.5 Monthly A/R and A/P Agings. As soon as available, and in any event within fifteen (15) days after the end of each month, Borrower shall deliver to Bank, on a monthly basis, aged listings of accounts receivable and accounts payable.

         8.6 Borrowing Base Certificate. As soon as available, and in any event within fifteen (15) days of month end, or as required for Advances hereunder, Borrower shall execute and deliver to Bank, a Borrowing Base Certificate signed by a Responsible Officer.

         8.7 Compliance Certificate. Borrower shall deliver to Bank together with the quarterly financial statements required under Section 8.3(a), a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

         8.8 Audit of Accounts. Bank shall have the right to conduct audits of Borrower's accounts on a semi-annual basis during the term of this Agreement, and upon an Event of Default as frequent as Bank may determine in its reasonable discretion.

         8.9 Inventory; Returns. Borrower shall keep all inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

         8.10 Audit of Inventory. Bank shall have a right from time to time hereafter to audit Borrower's inventory at Borrower's expense, provided that such audits will be conducted at least semi-annually, and upon an Event of Default as frequent as Bank may determine in its reasonable discretion.

         8.11 Inventory Report. As soon as available, and in any event within fifteen (15) days after the end of each month, Borrower shall deliver to Bank, on a monthly basis, inventory reports in form and substance acceptable to Bank.

         8.12 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

         8.13 Insurance.

              (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

              (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty
(20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

         8.14 Principal Depository. Borrower shall maintain its principal depository and operating accounts with Bank.

         8.15 Environmental Covenants. Comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could have a Material Adverse Effect upon the business, operations, condition (financial or otherwise) performance or properties of Borrower, of any of its Subsidiaries, or could have a Material Adverse Effect upon Borrower's, or any of its Subsidiaries', ability to perform their respective obligations under this Agreement or any of the other Loan Documents, or could materially adversely affect the enforceability of this Agreement or any of the other Loan Documents.

              (a) Promptly notify Bank, in writing, as soon as Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement incomplete, incorrect or inaccurate in any material respect as of any date; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by either Borrower, or any of its Subsidiaries, or of any circumstance or condition which requires or may require, a financial contribution by Borrower, or any of its Subsidiaries, or a clean-up, removal, remedial action or other response by or on behalf of Borrower, or any of its Subsidiaries, under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Borrower, or any of its Subsidiaries, or any violation or alleged violation of Environmental Law(s).

         8.16 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

         8.17 Administrative Fee. If Borrower fails to timely deliver any report, statement or certificate required under this Article 8, including but not limited to the financial statements, accounts receivable agings, accounts payable agings, covenant compliance certificate or borrowing base certificates, Borrower shall pay to Bank an administrative fee in the amount of One Hundred and 00/100 Dollars ($100.00) per late item per occurrence. The foregoing fee shall become part of the Obligations.


                                    ARTICLE 9
                               FINANCIAL COVENANTS

         9.1 Leverage Ratio. Borrower shall maintain, on a quarterly basis, a ratio of (a) Total Liabilities, to (b) Effective Tangible Net Worth of not more than 2.50:1.0.

         9.2 Minimum Effective Tangible Net Worth. Borrower shall maintain, on a quarterly basis, minimum Effective Tangible Net Worth of not less than Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00).

         9.3 Debt Service Coverage. Borrower shall maintain, on a rolling four
(4) quarter basis, a coverage ratio of (a) Cash Flow, to (b) current portion of long term debt of not less than 1.50:1. In determining this ratio, Bank shall use the current quarter and the previous three (3) quarters in its calculation.

         9.4 Quick Ratio. Borrower shall maintain, on a quarterly basis, a ratio of (a) quick assets, to (b) current liabilities of not less than 1.00:1.00.

         9.5 Capital Expenditures. Borrower will not make any expenditures for fixed or capital assets, by lease, purchase or otherwise, or incur new long term debt if, after giving thereto, the aggregate of all such expenditures made by the Borrower would exceed One Million and 00/100 Dollars ($1,000,000.00) during any fiscal year of Borrower.

         9.6 Evaluation Fee. If Borrower fails to comply with any of the financial covenants set forth in this Article 9, as of any date of determination, Borrower shall pay to Bank an evaluation fee in the amount of Five Hundred and 00/100 Dollars ($500.00) for each financial ratio or covenant evaluated per occurrence. The evaluation fee shall become part of the Obligations.

                                   ARTICLE 10
                               NEGATIVE COVENANTS

         Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following, without the Bank's prior written consent:

         10.1 Liens. Create, incur, assume or suffer to exist any Lien with respect to any of its assets, or assign or otherwise convey any right to receive income, including the sale of any accounts, except for Permitted Liens.

         10.2 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, except Permitted Indebtedness.

         10.3 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except: (a) inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business;
(c) that any Subsidiary may sell, lease, assign, or otherwise transfer its assets to Borrower; or (d) Borrower may sell, transfer or dispose of any of its assets, provided that (i) in any fiscal year during which this Agreement is in effect, Borrower may not sell, transfer or dispose of more than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) of its assets (at book value),
(ii) no such sale, transfer or disposition shall be for less than fair market value (to the extent that such value can be reasonably determined), and (iii) no such sale, transfer or disposition may occur if an Event of Default has occurred and is continuing.

         10.4 Change in Business. Engage in any business other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in Borrower's ownership. Borrower will not, without giving Bank thirty (30) days' prior written notification to Bank, relocate its chief executive office.

         10.5 Mergers or Acquisitions. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (a) any Subsidiary may merge into or transfer assets to Borrower; and (b) any subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.

         10.6 Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

         10.7 Investments. Make, any loan or advance to any Person, or purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venture with any other Person, except Permitted Investments.

         10.8 Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         10.9 Transactions With Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

         10.10 Compliance. Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

                                   ARTICLE 11
                                EVENTS OF DEFAULT

         Any one or more of the following events shall constitute an "Event of Default" by Borrower under this Agreement:

         11.1 Payment Default. If Borrower fails to pay the principal of, or any interest on, the Revolving Facility or Term Loan, or any amount of any Advance or other fee, as and when due and payable.

         11.2 Covenant Default. If Borrower fails to perform any obligation hereunder or violates any of the covenants contained in this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period).

         11.3 Material Adverse Change. If there occurs a Material Adverse Change in Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank's security interests in the Collateral.

         11.4 Attachment. If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) Business Days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period).

         11.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within ten (10) Business Days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding).

         11.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a Material Adverse Effect.

         11.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) Business Days (provided that no Advances will be made prior to the satisfaction or stay of such judgment).

         11.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

         11.9 Cross Default. An event of default under any Loan Document.

                                   ARTICLE 12
                           BANK'S RIGHTS AND REMEDIES

         12.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, (other than a default under Section 11.5) Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

              (a) Bank may declare this Agreement and all of Bank's obligations hereunder terminated;

              (b) Bank may declare all Obligations to be immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower;

              (c) all Obligations shall accrue interest at the Default Rate; and

              (d) Bank may enforce payment of all Obligations and exercise any and all other remedies granted to it under the Loan Documents, at law, in equity, or otherwise.

         12.2 Upon the occurrence of an Event of Default arising under Section
11.5 hereof:

              (a) all Bank's obligations hereunder shall automatically terminate;

              (b) all Obligations shall be immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower;

              (c) all Obligations shall accrue interest at the Default Rate; and

              (d) Bank may, immediately and without expiration of any period of grace, enforce payment of all Obligations and exercise any and all other remedies granted to it under the Loan Documents, at law, in equity, or otherwise.

         12.3 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 8.13 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

                                   ARTICLE 13
                                     NOTICES

         Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

         If to Borrower:      MOTORVAC TECHNOLOGIES, INC.
                              1431 South Village Way
                              Santa Ana, CA 92705
                              Attn: Lee Melody
                                    President and Chief Executive Officer
                              FAX: (714) 558-0370

             If to Bank:      COMERICA BANK-CALIFORNIA
                              Comerica Bank Tower
                              611 Anton Boulevard, 2nd Floor
                              Costa Mesa, CA 92626
                              Attn: Michele E. O'Leary
                                    Vice President
                              Fax: (714) 424-3854

         The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

                                   ARTICLE 14
                   CHOICE OF LAW; VENUE; AND JURY TRIAL WAIVER

         This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Orange, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

                                   ARTICLE 15
                               GENERAL PROVISIONS

         15.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

         15.2 Termination. This Agreement shall become effective on the Closing Date and, subject to Section 15.10, shall continue in full force and effect for a term ending on the later of the Revolving Facility Termination Date or Term Loan Maturity Date, as applicable. Notwithstanding the foregoing, should Borrower be in default of one or more of the provisions of this Agreement, Bank may terminate this Agreement at any time without notice. Notwithstanding the foregoing, should either Bank or Borrower become insolvent or unable to meet its debts as they mature, or fail, suspend, or go out of business, the other party shall have the right to terminate this Agreement at any time without notice. On the date of termination all Obligations shall become immediately due and payable without notice or demand. No notice of termination by Borrower shall be effective until Borrower shall have paid all Obligations to Bank in full. Notwithstanding termination, until all Obligations have been fully satisfied, Bank shall retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower shall continue to perform all of its Obligations. After termination and when Bank has received payment in full of Borrower's Obligations to Bank, Bank shall reassign to Borrower all Collateral held by Bank, and shall execute a termination of all security agreements and security interests given by Borrower to Bank, upon the execution and delivery of mutual general releases. Bank shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

         15.3 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

         15.4 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

         15.5 Severability of Provisions. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         15.6 Amendments. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

         15.7 Entire Agreement. This Agreement, together with the Loan Documents embodies the entire agreement and understanding among and between the parties hereto, and supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Bank or any third party to induce Borrower to execute this Agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

         15.8 Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Bank may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Bank of any breach or default by Borrower hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Bank hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Bank would otherwise have. Any waiver, permit, consent or approval by Bank of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

         15.9 Interpretation. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly. The parties waive the provisions of California Civil Code ss.1654.

         15.10 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run, provided that so long as the obligations set forth in the first sentence of this Section 15.10 have been satisfied, and Bank has no commitment to make any Advances or to make any other loans to Borrower, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.

         15.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by telefacsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party; provided; however, that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

\
         IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit and Term Loan & Security Agreement to be executed as of the date first above written.


                                         MOTORVAC TECHNOLOGIES, INC.


                                         By: /s/ David Nelson
                                             -----------------------------------
                                         Title: Chief Financial Officer


                                         By: /s/ Michael Arkell
                                             -----------------------------------
                                         Title: Senior Vice President


                                         COMERICA BANK-CALIFORNIA


                                         /s/ Michele O'Leary
                                         ---------------------------------------
                                         Michele E. O'Leary
                                         Vice President